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Exhibit 99.4

CARPENTER TECHNOLOGY CORPORATION

OFFER TO EXCHANGE REGISTERED 6.625% SENIOR NOTES
DUE 2013 FOR ALL OUTSTANDING 6.625% SENIOR NOTES DUE 2013

To:    Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Carpenter Technology Corporation (the "Corporation") is offering, upon and subject to the terms and conditions set forth in a prospectus dated                        , 2003 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its registered 6.625% Senior Notes due 2013 for any and all of its outstanding 6.625% Senior Notes due 2013 (the "Outstanding Senior Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Corporation contained in the registration rights agreement dated May 22, 2003, between the Corporation and the initial purchaser referred to therein.

        We are requesting that you contact your clients for whom you hold Outstanding Senior Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Senior Notes registered in your name or in the name of your nominee, or who hold Outstanding Senior Notes registered in their own names, we are enclosing the following documents:

        1.     The Prospectus dated                        , 2003;

        2.     The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients;

        3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Outstanding Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

        4.     A form of letter that may be sent to your clients for whose account you hold Outstanding Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 A.M., EASTERN TIME, ON                        , 2003, OR ON SUCH LATER DATE OR TIME TO WHICH THE CORPORATION MAY EXTEND THE EXCHANGE OFFER (THE "EXPIRATION DATE"). OUTSTANDING SENIOR NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

        To participate in the Exchange Offer, your clients must tender by having you execute for them a book-entry transfer of tendered Outstanding Senior Notes into the account of U.S. Bank Trust National Association, as Exchange Agent, at The Depository Trust Company ("DTC") using DTC's Automated Tender Offer Program. (Your clients may also tender by delivering to the Exchange Agent certificates representing the Outstanding Senior Notes, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other required documents.) The Letter of Transmittal and the Prospectus should be consulted for complete instructions and information about participation in the Exchange Offer.

        If holders of Outstanding Senior Notes wish to tender, but it is impracticable for them to forward their certificates for Outstanding Senior Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Procedures for Tendering Old Notes."

        The Corporation will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Senior Notes held by them as nominee or in a fiduciary capacity. The Corporation will pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Senior Notes pursuant to the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank Trust National Association, the Exchange Agent for the Outstanding Senior Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Carpenter Technology Corporation

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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  Exhibit 99.4